AMENDMENT NO. 1 TO FINANCING AGREEMENT
This AMENDMENT NO. 1 TO FINANCING AGREEMENT ("Amendment") is dated as of May 1, 2015 and is entered into by and among LifeVantage Corporation, a Colorado corporation (the "Company"; together with each Subsidiary of the Company that executes a joinder agreement and becomes a "Borrower" under the Financing Agreement referred to below, each a "Borrower" and, collectively, and jointly and severally, the "Borrowers"), each domestic Subsidiary of the Company listed as a "Guarantor" on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" under the Financing Agreement or otherwise guaranties all or any part of the Obligations (as defined in the Financing Agreement referred to below), each a "Guarantor" and, collectively, the "Guarantors"), the Lenders (as defined below) party hereto, TCW Special Situations, LLC, a Delaware limited liability company ("TCW"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and TCW, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").
W I T N E S S E T H:
WHEREAS, Borrowers, Guarantors, Agents and the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders") have entered into that certain Financing Agreement dated as of October 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Financing Agreement"; capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Financing Agreement); and
WHEREAS, Borrowers have requested that Agents and Lenders amend the Financing Agreement as set forth herein, subject to the terms and conditions contained herein;
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Financing Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendment. Subject to the satisfaction of the conditions set forth in Section 2 below, and in reliance on the representations and warranties contained in Section 3 below, the Financing Agreement is hereby amended as follows:
(a)     The defined term "Consolidated EBITDA" set forth in Section 1.01 of the Financing Agreement is hereby amended to amend and restate subclause (a)(xi) thereof in its entirety as follows:
(xi) other one-time non-recurring expenses (including, for the avoidance of doubt, severance fees associated with former CEO, Douglas Robinson, as well as third party CEO search fees) approved by the Administrative Agent in its reasonable discretion in an aggregate amount not to exceed (A) $1,000,000 during any period of 4 consecutive fiscal quarters ending on or after March 31, 2015 and on or before June 30, 2015 and (B) $500,000 during any period of 4 consecutive fiscal quarters thereafter, minus
(b)    The defined term "Consolidated Excess Cash Flow" set forth in Section 1.01 of the Financing Agreement is hereby amended to amend and restate subclause (b)(i) thereof in its entirety as follows:
(i) scheduled repayments of Consolidated Total Indebtedness (excluding, for the avoidance of doubt, (A) voluntary repayments of the Loans pursuant to Section 2.05(b) and (B) mandatory repayments of the Loans required pursuant to Sections 2.05(c)(i) through 2.05(c)(v) and Section 2.05(c)(vii)), plus
(c)    Section 2.03 of the Financing Agreement is hereby amended to insert a new clause (g) at the end thereof as follows:
(g)    In addition to any other payments required under this Agreement (including, without limitation, Sections 2.03(a) and (b)), the Borrowers hereby agree to make additional monthly principal payments of the Term Loan in the amounts and on the dates set forth below:

Applicable Date	Applicable Payment
May 15, 2015	$250,000
June 15, 2015	$250,000
(d)    Section 2.05(c) of the Financing Agreement is hereby amended to insert new subclauses (vi) and (vii) thereof immediately following subclause (v) thereof as follows:

(vi)    Within 3 Business Days following the last day of the calendar quarter ending on June 30, 2015, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount (to the extent a positive number) equal to (A) the aggregate amount of unrestricted cash on hand of the Loan Parties as of the close of business on the last day of such calendar quarter minus (B) $13,500,000.
(vii)    On or before May 29, 2015 (or such later date agreed to by the Administrative Agent in its sole discretion), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount (to the extent a positive number) equal to (A) $1,500,000 minus (B) the amount of any mandatory prepayment made by Borrowers as of such date pursuant to Section 2.05(c)(iv) of the Financing Agreement as a result of Borrowers' receipt of Extraordiary Receipts resulting from the overpayment of 2014 taxes (it being agreed and understood that this clause (vii) shall not in any way limit or otherwise modify the Borrowers' obligation to make such mandatory prepayment in accordance with Section 2.05(c)(iv) of the Financing Agreement, whether or not such Extraordinary Receipts are received on, prior to or after the date set forth above).
(e)    Sections 7.03(c) and 7.03(d) of the Financing Agreement are hereby amended and restated in their entirety, with retroactive effect as of March 31, 2015, as follows:
(c)    Consolidated EBITDA. Permit Consolidated EBITDA of the Company and its Subsidiaries for any fiscal period set forth below to be less than the amount set forth opposite such period:

Fiscal Period End	Consolidated EBITDA
4 consecutive fiscal quarters ending March 31, 2015	$17,000,000
4 consecutive fiscal quarters ending June 30, 2015	$17,000,000
4 consecutive fiscal quarters ending September 30, 2015	$22,220,000
4 consecutive fiscal quarters ending December 31, 2015	$23,126,000
4 consecutive fiscal quarters ending March 31, 2016	$24,435,000
4 consecutive fiscal quarters ending June 30, 2016 and each period of 4 consecutive fiscal quarters ending each September 30, December 31, March 31 and June 30 thereafter	$25,607,000

(d)    Liquidity. Permit Qualified Cash of the Company and its Subsidiaries to be less than $8,000,000 at any time.
2.    Conditions to Effectiveness. The effectiveness of this Amendment is subject to the concurrent satisfaction of each of the following conditions:
(a)Administrative Agent shall have received a fully executed copy of this Amendment executed by Borrowers, Guarantors, Agents and Lenders;
(b)    Administrative Agent shall have received cash proceeds from Borrowers for application by Administrative Agent as a prepayment of the Obligations, which shall be applied against the remaining installments of principal due on the Loans in the inverse order of maturity, in an amount equal to $2,500,000;
(c)Administrative Agent shall have received the Amendment Fee (as defined below);
(d)Borrowers shall have paid all attorneys' fees and expenses incurred by counsel to the Agents for which an invoice has been delivered to Borrowers on or prior to the date hereof; and
(e)after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
3.Representations and Warranties. To induce Agents and Lenders to enter into this Amendment, each Loan Party represents and warrants to Agents and Lenders that:
(a)the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate, partnership or limited liability company action, as applicable, on the part of such Loan Party and that this Amendment has been duly executed and delivered by such Loan Party;
(b)this Amendment constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally; and

(c)the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date hereof as though made on and as of the date hereof, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date).
4.Amendment Fee. Borrowers shall pay to Administrative Agent, for the ratable benefit of the Lenders, a non-refundable amendment fee equal to $68,250 (the "Amendment Fee"), which Amendment Fee shall be due and payable and fully earned on the date hereof.
5.Release. Each Loan Party hereby absolutely and unconditionally releases and forever discharges Agents and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise (“Claims”), which any Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured. Notwithstanding the foregoing, this release shall only apply to Claims known to a Loan Party as of the date of this Amendment.
6.Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
7.References. Any reference to the Financing Agreement contained in any document, instrument or Loan Document executed in connection with the Financing Agreement shall be deemed to be a reference to the Financing Agreement as modified by this Amendment.
8.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Receipt by telecopy or electronic mail of any executed signature page to this Amendment shall constitute effective deliver of such signature page.
9.Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Financing Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Financing Agreement. Except as expressly modified and superseded by this Financing Agreement, the terms and provisions of the Financing Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect.
10.Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

BORROWER:
LIFEVANTAGE CORPORATION By: /s/ David Colbert Name: David Colbert Title: Chief Financial Officer
GUARANTOR:
LIFELINE NUTRACEUTICALS CORPORATION By: /s/ David Colbert Name: David Colbert Title: Chief Financial Officer

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:
TCW SPECIAL SITUATIONS, LLC By: /s/ Richard Miller Name: Richard Miller Title: Authorized Signatory

LENDERS:
REGIMENT CAPITAL SPECIAL SITUATIONS FUND V, L.P. By: TCW Special Situations, LLC, acting solely as its investment manager By: /s/ Richard Miller Name: Richard Miller Title: Authorized Signatory

CERBERUS AUS LEVERED II LP By: CAL II GP LLC Its: General Partner By: /s/ Kevin Genda Name: Kevin Genda Title: Vice President

CERBERUS OFFSHORE LEVERED I L.P. By: COL I GP Inc. Its: General Partner By: /s/ Kevin Genda Name: Kevin Genda Title: Vice President

CERBERUS ASRS FUNDING LLC By: /s/ Kevin Genda Name: Kevin Genda Title: Vice President

CERBERUS ONSHORE II CLO LLC By: /s/ Kevin Genda Name: Kevin Genda Title: Vice President

CERBERUS OFFSHORE LEVERED II LP By: COL II GP Inc. Its: General Partner By: /s/ Kevin Genda Name: Kevin Genda Title: Vice President

CERBERUS N-1 FUNDING LLC By: /s/ Kevin Genda Name: Kevin Genda Title: Vice President